Exhibit 99.1

For Immediate Release

June 30, 2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams – Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or Info@brsparachutes.com

JURY AWARDS $3.4M IN VERDICT AGAINST BALLISTIC RECOVERY SYSTEMS

South St. Paul, MN – June 30, 2005, In a lawsuit filed by Charles F. Parsons and Aerospace Marketing, Inc., a Florida jury today found that Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com), committed a breach of a contract related to the GARD-150 product and failed to perform its obligations under a contract related to the GARD-172 and awarded the plaintiffs approximately $3.4 million in damages.

“This is very disappointing for us as we felt and still feel certain that we acted reasonably and within our rights under the contract” said Larry E. Williams, CEO and president/COO of BRS, Inc.” This litigation is not over and we plan to pursue another stage in our defense whether it be through appeal, a new trial, or motions to the court to remit the damages.  The first course of action for BRS is to ask the Judge to overturn the verdict.”

In Ballistic Recovery Systems’ 25 year history, BRS a South St. Paul, Minnesota based company that designs, manufactures and distributes whole-plane emergency parachute systems for use on general aviation and recreational aircraft. Since the early 1980’s, BRS has delivered nearly 20,000 parachute systems to aircraft owners around the world.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including the results of litigation, and other risks that could cause the actual results to differ materially from those projected.  For more information, review the Company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul , MN 55075;USA(LarryWilliams@BRSparachutes.com) TEL 651.457.7491; FAX 651.457.8651 or Robb Leer media liaison at 953-842-8133 (Leercommunication@scc.net )